Exhibit 10.12

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

By this private instrument and on the best terms of the law, on the one part, hereinafter referred to as Sellers:

[I] ROGÉRIO ANTONIO, Brazilian, single, businessman, bearer of CNH – Driver’s License No. 03532354568 DETRAN/ES, duly enrolled with the CPF/MF – Individual Taxpayers’ Registry of the Ministry of Finance under No. 551.283.439-87, resident and domiciled in the City of Vitória, State of Espírito Santo, at Avenida Dante Micheline, n° 1.845, apto. 101, Bairro Mata da Praia, CEP 29066-430, hereinafter individually referred to as “Rogério”; and

[II] ISABELA CIANNI PORTUGAL, Brazilian, single, businesswoman, bearer of CNH – Driver’s License No. 04286279287 DETRAN/ES, duly enrolled with the CPF/MF – Individual Taxpayers’ Registry of the Ministry of Finance under No. 930.260.137-49, resident and domiciled in the City of Vitória, State of Espírito Santo, at Avenida Dante Micheline, n° 1.845, apto. 101, Bairro Mata da Praia, CEP 29066-430, hereinafter individually referred to as “Isabela”;

on the other part, hereinafter referred to as “Buyer”,

[III] ARDENT MINES LIMITED, a company organized and existing in accordance with the laws of Nevada, United States of America, with head office in the City of New York, United States of America, at 100 Wall Street, 21st, Floor, New York, NY 10005, duly registered in the State of Nevada, United States of America, under No. C20312-2000, and duly enrolled with the CNPJ/MF – Brazilian National Registry of Legal Entities of the Ministry of Finance under No. 13.561.494/0001-25, herein represented, in accordance with its Articles of Incorporation, by Mr. Leonardo Alberto Riera, United States citizen, married under the specific system established by the laws of Venezuela, economist, holder of American passport No. 467010355, with office in the City of New York, United States of America, at 100 Wall Street, 21st Floor, New York, NY 10005,

Sellers and Buyer hereinafter individually referred to as “Party” and collectively as “Parties”,

and, as Intervening Party,

[IV] GOLD HILLS MINING LTDA., a limited liability company with head office in the City of Itapetim, State of Pernambuco, at Fazenda Piedade, s/n, Zona Rural, CEP 56720-000, duly enrolled with the CNPJ/MF - Brazilian National Registry of Legal Entities of the Ministry of Finance under No. 10.731.789/0001-04, with its articles of organization duly filed with the JUCEPE - Commercial Registry of the State of Pernambuco under NIRE No. 26.2.0173862-9, on March 23, 2009, herein represented in accordance with its Articles of Association by its managers, Mr. Rogério Antonio and Ms. Isabela Cianni Portugal, identified above, hereinafter referred to as “Company”, and, as Assignee,

[V] CARLOS ALBERTO DE MELO LACERDA, Brazilian, married, lawyer, enrolled with the Brazilian Bar Association, Rio de Janeiro Chapter under OAB/RJ No. 28.226, enrolled with the CPF/MF – Individual Taxpayers’ Registry of the Ministry of Finance under No. 228.339.517-87, domiciled at Rua 7 de Setembro nº 55 grupo 1902, in the City and State of Rio de Janeiro, CEP 20050-004,

WHEREAS:

(A)           Rogério is the owner and lawful holder of twenty one thousand and ninety-five (21,095) quotas of the capital stock of the Company, free and clear of any and all liens, charges, encumbrances, usufructs, debts, doubts, actions or contingencies of any kind, with a par value of one Brazilian Real (R$1.00) each, totaling twenty one thousand and ninety-five Brazilian Reais (R$21,095.00);

(B)           Isabela is the owner and lawful holder of twenty one thousand and ninety-five (21,095) quotas of the capital stock of the Company, free and clear of any and all liens, charges, encumbrances, usufructs, debts, doubts, actions or contingencies of any kind, with a par value of one Brazilian Real (R$1.00) each, totaling twenty one thousand and ninety-five Brazilian Reais (R$21,095.00);

(C)           Sellers are collectively the owners and lawful holders of forty-two thousand one hundred and ninety (42,190) quotas of the capital stock of the Company, free and clear of any and all liens, charges, encumbrances, usufructs, debts, doubts, actions or contingencies of any kind, with a par value of one Brazilian Real (R$1.00) each, totaling forty-two thousand one hundred and ninety Brazilian Reais (R$42,190.00), representing all of the capital stock of the Company (“Quotas”);

(D)           the Company purpose is the prospecting for gold, silver and their byproducts and the mining of gold, silver and their byproducts, as well as the retail of gold and silver mineral goods and their byproducts, and it is the holder of the extraction rights relating to conduction of these activities, which are part of its assets, as described in Whereas “E” of this Agreement;

(E)           The Company has title to processes No. 846.165-09, 846.166-09, 846.167-09 and 846.174-09 (“Mineral Rights”), currently in progress in the Brazilian Mineral Production Department (“DNPM”), a federal agency linked to the Ministry of Mining and Power (“MME”), a body of the Federal Government of the Federative Republic of Brazil, by means of which the Company is authorized to prospect for gold, silver and their byproducts in the Cities of Desterro and Teixeira, State of Paraíba, and Itapetim and Brejinho, State of Pernambuco, encompassing a total area of 3,499.60 Hectares, to be collectively referred to as “Serra do Ouro” project, in accordance with Executive Order No. 227, of 1967 (the “Mining Code”) and additional laws;

(F)           Sellers wish to sell to Buyer the Company’s Quotas respectively owned by them, as well as all their rights and obligations;

(G)           Buyer wishes to purchase from Sellers the Company’s Quotas, for which purpose it has obtained from Sellers all information, data, certificates, agreements and other data, especially about the Mineral Rights, and found them to be in compliance with the applicable Brazilian law,

NOW, THEREFORE, the Parties mutually resolve to execute this Quota Purchase Agreement and other Covenants (“Agreement”), which shall be governed by the following clauses and conditions:

I.	PURCHASE AND SALE OF QUOTAS

1.1. Purchase and Sale of Quotas. Sellers hereby assign and transfer to Buyer, for consideration, all Quotas, representing the whole capital stock of the Company, free and clear of any and all liens, charges, encumbrances, usufructs, debts, doubts, actions or contingencies of any kind.

1.2. Assignment and Transfer of Quotas. The assignment and transfer of Quotas from Sellers to Buyer is hereby formalized by means of the execution, by the Parties, of the First Amendment to the Articles of Association of the Company (“Amendment”), which shall be an integral part hereof as Exhibit 1.2, and which shall be filed by Buyer with the JUCEPE - Commercial Registry of the State of Pernambuco within thirty (30) days after the date hereof, as well as with the DNPM/MME and all other bodies and authorities as required for it to produce all legal effects for implementation of the purchase and sale of Quotas contemplated in this Agreement.

1.2.1. Buyer shall send Seller, return receipt requested (AR – Return Receipt of the Mail Service), a certified copy of the Amendment duly filed with the JUCEPE - Commercial Registry of the State of Pernambuco within up to fifteen (15) days as from the date of filing thereof.

1.3. Clearance Certificates. In order to implement the purchase and sale of Quotas and to file the Amendment with the JUCEPE - Commercial Registry of the State of Pernambuco, as provided in Article 1.2 above, Sellers hereby deliver Buyer the original counterparts of all clearance certificates of the Company (“Clearance Certificates”) issued by the competent authorities, which had already been deemed valid by Buyer and which shall be an integral part hereof as Exhibit 1.3.

1.4. Other documents that may be required. Without prejudice to the provisions of Article 1.3 above, and at the request of public authorities, Sellers hereby agree to perform any and all other actions required to ratify the assignment and transfer of the Quotas as provided herein, actually cooperating for all documents required by the JUCEPE - Commercial Registry of the State of Pernambuco and other competent bodies and authorities, especially including the DNPM, to be provided and/or produced for implementation of the purchase and sale of the Company’s Quotas.

II.	PRICE AND PAYMENT CONDITIONS

2.1. Purchase Price. The certain and agreed price to be paid by Buyer to Sellers for purchase of the Quotas representing all of the capital stock of the Company shall be composed of a fixed portion (“Fixed Prices”), a bonus (“Additional Price”) and a variable income (“Royalty”).

2.2. First Fixed Price and Payment Conditions. The First Fixed Price is established in an amount in Brazilian Reais equivalent to two hundred and fifty thousand United States Dollars (USD$250,000.00), paid by Buyer to Sellers proportionally to the equity interest held by each Seller, by means of an international transfer of funds to the account held by Sellers with Banco HSBC, Branch No. 0426, checking account No. 09407-82, SWIFT: BCBBBRPR. This amount shall be duly converted into Brazilian Reais after the required conversion procedures and due registrations and authorizations issued by the SISBACEN – Central Bank of Brazil System.

2.2.1. Release. Upon receipt of the First Fixed Price, Sellers shall grant Buyer, by means of a separate document, full, general, irrevocable and irreversible release, having nothing else to claim, on any account, with regard to payment of the First Fixed Price, which shall include a statement of Buyers for purposes of releasing the amount of one hundred thousand United States Dollars (USD$100,000.00) credited in behalf of Sellers, in accordance with the provisions of the Escrow Agreement, which shall be an integral part hereof as Exhibit 2.2.1.

2.3. Second Fixed Price and Payment Conditions. According to the Extraction results, as defined in Section 4.1. below, Buyer shall pay Sellers the following amounts, it being understood that:

(a) Should the Extraction confirm the existence of gold, silver and byproduct reserves between three hundred thousand (300,000) and four hundred and ninety-nine thousand nine hundred and ninety-nine (499,999) equivalent gold ounces, certified in accordance with the National Instrument 43101, enacted by the CSA – Canadian Securities Administration, as “proven reserves”, the additional payment to be made by Buyer to Sellers shall correspond to four hundred thousand United States dollars (USD$400,000.00), to be paid within up to thirty (30) days after completion of the Pre-Feasibility Study, which shall be prepared within up to one hundred and eighty (180) days after publication of approval of the Final Mineral Prospection Report by the DNPM;

(b) Should the Extraction confirm the existence of gold, silver and byproduct reserves in excess of four hundred and ninety-nine thousand nine hundred and ninety-nine (499,999) equivalent gold ounces, certified in accordance with the National Instrument 43101, enacted by the CSA – Canadian Securities Administration, as “proven reserves”, the additional payment to be made by Buyer to Sellers shall be as follows: (i) one million United States dollars (USD$1,000,000.00), to be paid within up to thirty (30) days after completion of the Pre-Feasibility Study, which shall be prepared within up to one hundred and eighty (180) days after publication of approval of the Final Mineral Prospection Report by the DNPM; and (ii) two United States Dollars (USD$2.00) per additional ounce in excess of the first five hundred thousand (500,000) equivalent gold ounces, to be paid in four (4) successive biannual installments in the same amount, it being understood that the first installment shall be due on the twelfth (12th) month after payment of the amount defined in item (i) above;

2.3.1. For purposes of the provisions of letters (a) and (b) above, “mineral reserves” shall mean only the volume of gold, silver and their byproducts contained in the ore existing in the soil and subsoil of the areas covered by the extraction rights held by the Company, characterized as “measured and indicated gold reserves”, as informed in the final mineral prospection report to be presented to the DNPM – Brazilian National Mineral Production Department, prepared for purposes of obtaining the Mining Concession, as established by the Brazilian Law. Definition of these reserves shall also observe the equivalence between the concepts of measured and indicated reserves as established in the Brazilian Law and the concepts of “measured resources” and “indicated resources”, respectively, as defined in accordance with the National Instrument 43-101, issued by the CSA – Canadian Securities Administration, which is internationally acknowledged and broadly used for purposes of defining mineral resources and reserves, which concepts may not be mistaken for the concepts of “proven reserves” and "probable reserves” defined in the same rule, which do not apply to the scope of the investment program defined in Section V below.

2.4. The Parties hereby agree that if the Extraction confirms the existence of gold, silver and byproduct reserves of less than three hundred thousand (300,000) gold, silver and byproduct ounces, no additional payment shall be made by Buyer to Sellers.

2.4.1. In this case, Buyer shall grant Sellers the option to acquire Mineral Rights for the amount hereby agreed of one Brazilian Real (R$1.00) per gold ounce contained in the mineral reserves, as defined at the end of the Extraction, which option shall be informed by Sellers within up to sixty (60) days as from the date on which they receive a notice in this regard. The Parties shall execute a separate document for purposes of complying with the provisions of this Section 2.4.1.

2.5. Additional Price and Payment Conditions. Within up to thirty (30) days as from the date on which the Company obtains the Environmental Installation License, Buyer shall pay Sellers the equivalent in Brazilian Reais to seven hundred thousand United States dollars (USD$700,000.00).

2.6. Variable Income. After beginning of the gold, silver and byproduct extraction by the Company in the Mineral Rights area, either through experimental mining (Use Form granted by the DNPM) or final mining (through an Ordinance granted by the MME), and during the entire useful life of the deposits existing in the Mineral Rights areas, Sellers shall be entitled to receive from the Company a monthly income (“Royalty”) equivalent to two percent (2%) of the net income obtained from sale of the mineral product collected in the Mineral Rights areas as a result of extraction and processing, calculated in accordance with the internationally acknowledged concept of Net Smelting Return, which corresponds to the gross revenues from the sale of refined gold and byproducts, less costs and taxes related to the refining process.

2.6.1. The payment of Royalties shall relate to the actual value of production, melting, refining of the ore or metal or ore concentrates (“Product”) derived from the production and sold after deduction of the following expenses, by Buyer, for purposes of calculating payment: melting and refining expenses; transportation of ore, metal or concentrates from the mine to any refining or melting company or another buyer; sale costs; insurance on the product; fees for the import or export of metals or concentrates applicable in Brazil or in the country of destination of the product, if these charges or costs are not paid by the Product purchaser.

2.6.1.1. In case the refining or melting processes occur outside the Mineral Rights areas, the costs and fees relating to these operations, except for the costs and fees relating to transportation, shall be reasonable and compatible with the parameters for equivalent operations.

2.6.2. The royalties shall be paid monthly by the Company by the fifteenth (15th) day of the month following the month of actual sale of the gold, silver and byproducts, based on the accounting records of the Company.

2.6.3. Each payment owed shall be made in Brazilian currency by means of credit to a bank account to be informed by Sellers.

2.6.4. Upon the monthly payment contemplated in Section 2.6.2, the Company shall send Sellers a written statement informing the basis for calculation of the Royalty owed in the reference month.

2.6.5. Within up to ninety (90) days after the end of each fiscal year of production and payment of Royalty, the payment records may be audited by Sellers and any required amendments shall be made a posteriori.

2.7. Existence of other Minerals. The Parties acknowledge that the additional payments and the payment of Royalties contemplated herein shall only be owed by Buyer to Sellers in the event of existence of gold, silver and byproduct reserves, calculated in gold equivalent, for which reason they are not applicable to verification of the existence of other minerals.

2.8. The Parties hereby agree that for purposes hereof the terms “ounce” or “ounces” shall mean Troy ounces, in accordance with the internationally accepted standards.

III.	DEFAULT ON PAYMENTS

3.1. Default. All amounts owed to Sellers and not paid on the maturity date contemplated in the Agreement shall be adjusted for inflation in accordance with the General Market Price Index (“IGP-M”) compiled and disclosed by the Getúlio Vargas Foundation, and added by interest of one percent (1%) per month and a default fine equivalent to ten percent (10%) of the adjusted amount of the debt, from the maturity date until actual payment thereof, which amounts may be collected by means of a process of execution.

IV.	MINERAL EXTRACTION

4.1. Extraction. For purposes hereof, mineral extraction (“Extraction”) means mineral prospection works, as defined in Executive Order No. 227/69 (“Mining Code”), for the purpose of defining the volume and quality of gold, silver and byproducts contained in the soil and subsoil of the areas covered by the Mineral Rights.

4.2. Within ninety (90) days as from execution hereof, Buyer shall begin the Extraction, at its sole and own expenses and liens, by means of a mineral prospection program compatible with the best international practices, subject to the provisions of the Brazilian mining laws, for the purpose of determining the cubic footage (volume and quality) of the mineral reserves existing in the Mineral Rights area.

4.2.1. As from execution hereof, Buyer shall be solely and exclusively liable for the processing of Mineral Rights in the DNPM/MME, incurring and being liable for all rights and obligations under the Mining Code and applicable law, including with regard to the soil owners. For that purpose, the Company grants, on the date hereof and in a separate instrument, powers for representatives of Buyer to have access to the Mineral Rights, while the Amendment is filed with the JUCEPE - Commercial Registry of the State of Pernambuco.

4.2.2. Rogério hereby agrees to assist Buyer, using his best efforts for Buyer to obtain the authorization of any third party that owns and/or has possession of the soil encompassed by the Mineral Rights area, so that the extraction works can be performed.

4.3. The Company shall be required to complete all Extraction works as required to prepare and present to the DNPM the respective final mineral prospection reports relating to the Mineral Rights, in accordance with the provisions of Executive Order No. 227, of February 28, 1967, and of Executive Order No. 62934, of July 2, 1968, which have created, respectively, the Brazilian Mining Code and the Brazilian Mining Code Regulation, as amended, as well as with all other applicable laws, regulations and rules, to measure and determine the mineral reserves held by the Company.

4.4. During performance of the Extraction works, Rogério shall be entitled to analyze all data obtained by the Company, and he may also request information in writing on the progress of the Extraction works to the Company, which shall answer him within up to fifteen (15) days.

V.	INVESTMENT FOR MINERAL EXTRACTION

5.1. Investment for Extraction. Buyer shall invest the minimum amount equivalent in Brazilian Reais to three million five hundred thousand United States dollars (USD$3,500,000.00) in the Company for the Extraction works in the Mineral Rights area, upon development of an extensive extraction program (“Extraction Program”).

5.1.1. Sellers shall be granted the right to audit the Extraction Program upon a fifteen (15)-day notice thereof to the Company, it being understood that Sellers shall incur the audit costs.

VI.	REPRESENTATIONS AND WARRANTIES OF BUYER

6.1. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that Buyer is a company duly organized and existing in accordance with the laws of Nevada, United States of America, duly registered with the United States Securities and Exchange Commission, having all required power to execute and comply with the obligations contemplated in this Agreement and in the other agreements contemplated herein, having performed all corporate actions required to authorize execution hereof and complied with all applicable laws, regulations and rules. Buyer is further disposed to comply with all obligations assumed to Sellers as provided in this Agreement.

6.2. Advisory Board of the Company. The Parties agree that this is the body entitled to issue opinions on the general business policy of the Company, among other matters, pursuant to the provisions of the Articles of Association of the Company.

6.2.1.       Structure. The Advisory Board to be created in the Company shall be composed of at least two (2) and at most five (5) members, of whom one shall be the Chairperson and the other members shall have no specific designation, whether quotaholders or not, resident in Brazil or not, and who shall be elected and removed from office by members representing a majority of the capital stock of the Company, in a Meeting of Members, for a term of office of three (3) years, reelection being permitted.

6.2.2.       Meetings of the Advisory Board of the Company. The Advisory Board shall meet at least once a year and the meeting shall be called by the Chairperson of the Advisory Board. The meetings shall be held within up to five (5) days after issuance, by letter, telegram or facsimile, of a notice in this regard. Such notice shall specify the agenda of the meeting. For the meetings of the Advisory Board to be valid, a majority of its members shall attend the meeting, be represented by an attorney-in-fact with specific powers or send its vote by letter, telegram or facsimile before the meeting begins.

6.2.3.       Resolutions of the Advisory Board of the Company. The resolutions and decisions of the Advisory Board shall be valid provided they are approved by a majority vote of its members, and they shall be signed by all attending members and recorded in the Minutes of Meeting of the Advisory Board. However, these decisions are not binding to third parties and do not waive obtainment of any other authorization by the Company’s members and/or managers, as established in the other provisions of the Articles of Association of the Company.

6.2.4.       Powers of the Advisory Board of the Company. The Advisory Board of the Company shall be empowered to resolve on the following matters of interest to the Company:

(a)           general policy of the Company with regard to the extraction of gold, silver and their byproducts;

(b)           development of the Company’s business, especially the extraction of gold, silver and their byproducts, as well as inspection of these matters;

(c)           operations not included in the Company purpose or execution of agreements and assumption of obligations that may be especially important to the Company, either in view of their duration or for any other reason; or, finally, the performance of acts, facts, business or similar actions outside the ordinary course of business of the Company; and

(d)           any matter that may be presented by one of the members of the Advisory Board or by the Company’s manager.

6.2.5. The Parties hereby agree that Buyer shall appoint for the first term of office Rogério as one of the members of the Advisory Board of the Company, subject to the provisions of the Articles of Association of the Company with regard to the term of office, possibility of reelection, attributions, powers, duties, and responsibilities. Rogério’s remuneration, as well as the remuneration of the other members of the Advisory Board of the Company, shall observe the amounts currently paid by the Brazilian companies that operate in the same industries as the Company with regard to the remuneration of members of the Advisory Board or members of the Board of Directors of such companies, as the case may be.

6.3. Extraction Costs. Buyer warrants that it shall be solely, directly and exclusively liable for all investments, expenses and costs required for performance of the mineral prospection works, economic feasibility study, loans, obtainment of licenses, mine construction and implementation works, among others, until construction and commissioning of the processing plant of the mining undertaking to be installed on the Mineral Rights areas. Similarly, Buyer represents that Buyer shall be responsible for management of all services and works, production and operation of the mine and the sale of ore in the Mineral Rights areas, it being understood that Buyer and the Company may not claim from Sellers reimbursement for any amounts, at any time and for any reason.

6.4. Perishing of Mineral Rights. Should one and/or all Mineral Rights perish in view of failure to comply with the applicable law, Buyer warrants that it shall pay Sellers the fine established in Brazilian Reais equivalent to three million United States dollars (USD$3,000,000.00), in addition to being liable for losses, damages and/or ceasing profits in excess of this amount, which shall be assessed in accordance with the provisions of Law No. 10,406, of January 10, 2002, which creates the Brazilian Civil Code, as amended.

6.5. Access to Extraction Rights. Buyer shall grant Sellers, upon a forty-eight (48)-hour prior notice, access to all information relating to the Extraction or to the Mineral Rights as of the date hereof, and Sellers may inspect all technical works hereunder and under the Mineral Rights. However, Sellers may not interfere in any way in these works, and they shall be exclusively liable for all costs resulting from the aforementioned inspection.

6.6. Maintenance of Mineral Rights. The Company shall exclusively liable for maintenance of the Mineral Rights and legal commitments before the DNPM, soil owners, environmental control bodies, City Governments, Judicial District Courts, among others, as of the date hereof, and it shall not be entitled to any claim against Sellers.

6.7. Financial Commitments. Soil Owner. Buyer is aware of and agrees to pay the financial commitments existing before the date hereof, as well as to make the monthly payments from now on to Ms. Carla Andrea do Nascimento, soil owner, pursuant to the provisions of the agreement executed with her.

6.8. Encumbrance of Mineral Rights. Until completion of the Pre-Feasibility study and of the corresponding final mineral prospection reports relating to the Mineral Rights, Buyer may not spin-off, transfer, alienate, encumber, burden and/or offer as guarantee to third parties the Mineral Rights, in whole or in part, under penalty of nullity of the assignment. During this period, Buyer also warrants that it shall keep the Mineral Rights free and clear of any judicial and/or extrajudicial liens, under penalty of payment of the fine contemplated in Section 6.4 hereof.

VII.	REPRESENTATIONS AND WARRANTIES OF SELLERS

7.1. Representations and Warranties of Sellers. Sellers represent and warrant to Buyer, in their individual capacity as Sellers and as members and managers of the Company, that the representations contained in this Article are true and correct on the date hereof, unless otherwise provided in any exhibit hereto.

7.2. Organization. The Company is an entrepreneurial limited liability company duly organized and existing in accordance with the laws of the Federative Republic of Brazil, having all required power to execute and comply with the obligations contemplated in this Agreement and in the other agreements contemplated herein, having performed all corporate actions required to authorize execution hereof and complied with all applicable laws, regulations, and rules.

7.3. Capital Stock. The capital stock of the Company is forty-two thousand one hundred and ninety Brazilian Reais (R$42,190.00), duly subscribed and paid in Brazilian currency, it being understood that all Quotas are free and clear of any and all liens, charges, encumbrances, usufruct rights, debts, doubts, actions or contingencies of any kind.

7.4. Ownership of Mineral Rights. The Company is the exclusive owner of the Mineral Rights. No Party other than the Company has any right, title or interest in or to the Mineral Rights of Serra do Ouro, and there are no restrictions, obstacles, guarantees, options or any other equity interest of any kind or nature on the mineral rights of Serra do Ouro, except for the rights held by the Company, which are free and clear of any and all debts, liabilities, encumbrances, charges, rights and any other rights, contingent or otherwise, of any other person.

7.5. Litigation. By the date hereof, there are no proceedings, legal actions, administrative proceedings, including notices of infraction or legal or extrajudicial actions of any kind, brought by or against the Company, its assets and rights or against Sellers, and Sellers are not aware, by the date hereof, of any fact, act or failure to act that may originate any future filing, inception or notice of infraction.

7.6. Agreements. Sellers hereby declare that they have executed two (2) agreements, in the name of Isabela, with the owners and/or possessors of the soil, which properties encompass part of the Mineral Rights areas, which has granted them free access to those areas, in accordance with the copies of such documents attached hereto as Exhibit 7.6. Sellers hereby agree to transfer the rights and obligations relating to such agreements to the Company.

7.7. Tax Matters. By the date hereof, there are no duties, taxes, fees, contributions and/or charges of any kind, including, without limitation to, of a business, contractual, labor, mining, land and/or insurance nature, for which the Company is liable and which have not been paid, and there are no legal actions, administrative proceedings, notices of infraction or any other measures relating to these obligations.

7.8. Labor Matters. By the date hereof, the Company does not have any collective bargaining agreement or employment contract involving liabilities, obligations or severance pay, in addition to those usually required by law, and the Company has not agreed to pay, granted or paid any remuneration, bonus, indemnification not contemplated in the applicable law, benefit plan, profit sharing, interest or commission resulting from the intermediation of customers, management or obtainment of current and future accounts, pension and retirement, nor any other benefit or advantages, nor is the Company required to grant salary increases above the limits established in union agreements or collective bargaining or any other benefit, advantage or interest, on any account, other than those required by law. The Company has not engaged third parties to provide services under conditions that could somehow be deemed an employment relationship.

7.9. Financial Statements. The financial statements of the Company, duly signed by Sellers and by the Company’s accountants, as included in Exhibit 7.9 to this Agreement, duly represent, in all material respects, the consolidated financial conditions and the consolidated results of cash flow operations of the Company on their respective dates or for the respective periods indicated therein, all in accordance with the Brazilian accounting principles, already adjusted to the accounting principles adopted in the United States of America (USGAAP). By the date hereof, the Company’s records are permanent and there is no obligation or liability of any kind not recorded in the accounting books or registered in other amount than the actual amount thereof, or which is recorded but not covered by reserves or provisions ensuring full liquidity thereof, it being understood that all debits and credits due and coming due are duly recorded, as well as all operations conducted by the Company and based on proper documents that ensure the legitimacy, effectiveness, regularity and good liquidity thereof.

7.10. Business Agents. By the date hereof, the Company has no business agents in Brazil and/or abroad.

7.11. Intellectual Property. By the date hereof, the Company has no rights relating to intellectual property, including, without limitation to, trademarks, patents and industrial design.

7.12. Compliance with Environmental Rules. By the date hereof, Sellers and the Company have observed and complied with all environmental laws, regulations and rules relating to conduction of the Company’s activities, and there are no lawsuits, administrative proceedings or any other measures relating to these obligations.

7.13. Authorizations. Sellers and the Company have performed all required actions to implement the transaction contemplated herein, and they have obtained all prior authorizations from the competent bodies, as well as all third-party consents required for implementation of the transaction contemplated herein.

[7.14. Assignment of Interest in the Fixed Prices and Variable Income. Sellers, with the express consent of Buyer and the Company, which is hereby granted, are hereby authorized to assign to the Assignee the equivalent to ten percent (10%) of all rights contemplated in Sections 2.3, 2.5 and 2.6 hereof, for these payments to be directly credited, in the proportion informed above, to a bank account held by the Assignee to be indicated in due course.

VIII.	FINE AND INDEMNIFICATION

8.1. Fine and Indemnification. Compliance or failure to comply with any provision hereof, as well as the inaccuracy or violation of any of the representations and warranties contemplated in this Agreement shall subject the nonperforming party to pay a fine equivalent to twenty percent (20%) of the price actually paid for the Quotas hereby sold, duly adjusted for inflation as from the date hereof by the IGP-M/FGV – General Market Price Index, as compiled and disclosed by the Getúlio Vargas Foundation (or another official index that may replace it as determined by the Federal Government), without prejudice to the payment of damages to the innocent party in excess of this amount, which shall be calculated in accordance with the provisions of Law No. 10406, of January 10, 2002, which created the Brazilian Civil Code, as amended, provided the events contemplated in Sections 3.1 and 6.4 above.

8.2. Liability for actions performed. Subject to the terms and conditions contemplated in this Agreement, Sellers shall be liable for the actions performed and losses resulting therefrom before the date hereof, and Buyer shall be liable for the actions performed and losses resulting therefrom after the date hereof.

IX.	GENERAL PROVISIONS

9.1. Entire Agreement. This Agreement, along with all subsidiary agreements executed for consummation of the transactions contemplated herein, constitutes the entire agreement between the contracting Parties with regard to the purchase and sale of Quotas, superseding all previous agreements in this regard, whether oral or written, it being understood that the Memorandum of Understanding executed on January 4, 2011 and the Pledge Agreement executed on February 25, 2001 hereby become null and void, for all legal purposes.

9.2. Irrevocability. This Agreement is irrevocably and irreversibly executed, and it shall be binding upon the Parties, their successors and/or legal representatives, on any account.

9.3. Amendments. Any and all amendments to this Agreement shall only be deemed valid if prepared in writing and signed by all Parties.

9.4. Severability. Should any provision contained in this Agreement or application thereof to any person or circumstance be deemed invalid or unenforceable, in whole or in part, the part of this or the other provisions not deemed invalid or unenforceable and application thereof to persons or circumstances not affected by such invalidity or unenforceability shall remain in full force and effect, it being understood that the Parties shall be required to revalidate the null or annulled provision, as permitted by law, so that the Parties’ intent expressed therein prevails, to the possible extent.

9.5. Confidentiality. Except as required by the laws of the Federative Republic of Brazil and by the applicable laws, regulations and rules of the United States of America, especially those issued by the United States Securities and Exchange Commission, any other public announcements involving this Agreement or the transactions contemplated herein, including the applicable prices and conditions, shall only be made upon the mutual consent of Buyer and Sellers. Buyer and Sellers agree not to disclose to any person or to third parties any fact related to this Agreement or to the transactions contemplated herein for a term of five (5) years after the date of execution hereof.

9.6. Notices. All communications and notices hereunder shall be in writing and sent by certified mail, delivered in person or sent by facsimile or e-mail, and they shall be addressed to the Parties’ addresses informed below. The following shall be accepted as proof of receipt, as the case may be: the AR – Return Receipt of the Mail Service, stamp of the addressee, confirmation of receipt of facsimile or e-mail transmission:

To Sellers:

Rogério Antonio
Avenida Dante Micheline, n° 1.845, apto. 101
Bairro Mata da Praia
CEP 29066-430
Vitória - ES
Email: rantoniobz@hotmail.com
Facsimile: [55] 27-3041-5215

Isabela Cianni Portugal
Avenida Dante Micheline, n° 1.845, apto. 101
Bairro Mata da Praia
CEP 29066-430
Vitória - ES

with copy to:

Carlos Alberto de Melo Lacerda
Rua 7 Setembro 55 grupo 1902
Centro
CEP 20050-004
Rio de Janeiro – RJ
Email: c.lacerda@globo.com
Facsimile: [55] 21-2221-2205

To Buyer:

Ardent Mines Limited
100 Wall Street, 21st, Floor
New York, NY 10005
Attention:                Leonardo Alberto Riera, President & Chief Executive Officer
Emails:                    info@ardentmines.com
Facsimile:               561 989 3201

with copy to:

WUERSCH & GERING LLP
100 Wall Street, 21st Floor
New York
New York 10005

Attention:                Mr. Travis L. Gering
Email:           travis.gering@wg-law.com
Facsimile:                610-819-9104

and to:

Xavier, Bernardes, Bragança, Sociedade de Advogados
Avenida Brasil, n° 1008
Jardim América
São Paulo - SP
CEP 01430-001

Attention:             Mr. João Claudio De Luca Junior
Mr. Guilherme Filardi
Emails:                 joaoclaudio@xbb.com.br
guilhermefilardi@xbb.com.br
Facsimile:            (11) 3069 4301

and to:

Luciano de Freitas Borges
SRTN, Quadra 701, Centro Empresarial Norte, Bloco A, salas 108/110
Brasília – Distrito Federal
CEP 70719-903
Email:                  luciano@adhocadvisors.com.br
Facsimile:           (61) 3039-6780

9.6.1. The applicable Party shall inform the other involved Parties of any change in the address above.

9.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Federative Republic of Brazil (“Governing Law”).

9.8. Arbitration. Any and all disputes relating to the construction or performance hereof shall be resolved by arbitration, in accordance with the Arbitration Rules of the Center of Arbitration and Mediation of the Brazil-Canada Chamber of Commerce (“CCBC”), with head office in the City of São Paulo, State of São Paulo, at Rua do Rócio, nº 220, cj.121, 12º andar. Arbitration shall be conducted in the City of São Paulo, State of São Paulo.

9.8.1. Arbitration shall be conducted in Portuguese, based on the Governing Law, no arbitration in equity being permitted, by a panel composed of three (3) arbitrators chosen from among the arbitrators listed by the CCBC or others, provided all of them meet the requirements established in the CCBC Regulation, and especially who have a widely known and vast experience in mining, corporate, tax and accounting matters. Sellers shall individually or collectively designate one arbitrator, Buyer shall designate the second arbitrator, and after both arbitrators are designated without any valid objection or challenge, they shall agree on the third arbitrator, who shall chair the panel.

9.8.2. In any case, the Parties shall equally share the costs of arbitration between them, and each party shall incur its costs. The arbitrators may decide, in the final arbitration award, on the division of the arbitration costs.

9.8.3. The Parties agree that any of them may need a preliminary injunction. The request for a preliminary injunction by any of the parties, either before or after commencement of the arbitration procedure, shall not be deemed incompatible with or construed as a release from the provisions of this Section, even if the parties acknowledge that the arbitral tribunal has powers to grant injunctions, including provisional remedies that may be deemed fair and unbiased. For purposes of this Section, the Parties elect the Central Courts of the Judicial District of the Capital City of São Paulo.

9.9. Currency. All amounts expressed in foreign currency in this Agreement shall be converted into the Brazilian currency on the date of closing of the Foreign Exchange Contract, in accordance with the rules of the Central Bank of Brazil. The use of Foreign currency as reference for amounts expressed in this Agreement is intimately related to the fact that Buyer is a company headquartered abroad and needs these amounts to be expressed in Foreign currency.

9.10. Relationship between the Parties. This Agreement neither creates any partnership between the Parties nor imposes any other responsibility on the Parties in addition to those related to compliance with the provisions and obligations established herein. Each Party shall be free to engage in other activities involving the prospection, research, extraction, processing, manufacture and sale of ore outside the geographic scope of the Mineral Rights areas.

9.11. Binding Effects. It is the intention of the Parties that Seller’s rights contemplated herein produce binding effects, for which purpose they are entitled to register or cause this Agreement to be registered with any Registration Bodies.

9.1.1. Buyer and the Company hereby agree to cooperate and grant any written consent, if necessary, with regard to any documents or actions reasonably required for these registrations, as well as to allow Sellers to have access to the records of the Mineral Rights in progress in the DNPM/MME, regardless of express authorization, it being understood that the provisions of this Section shall be deemed a special authorization for such purpose, which authorization may not be cancelled or annulled by Buyer and by the Company during validity hereof.

9.12. Special Provisions. The Parties are fully aware of the conditions hereby formalized, and they neither admit any substantial error with regard to the declarations of will expressed herein, nor do they deem that there is an immediate and considerable damage on any account. In addition, the Parties are not in need of execution hereof, because they deem that the obligations assumed hereunder are not excessively burdensome, nor are they executing this Agreement in view of a pressing necessity, because the obligations assumed hereunder are proportional to their capacity and experience with regard to the subject matter hereof. This Agreement is executed in accordance with the probity and good-faith doctrines, limited to the social function hereof.

IN WITNESS WHEREOF, the Parties execute this Quota Purchase Agreement and other Covenants in three (3) counterparts of equal contents and form, in the presence of the two (2) witnesses identified below.

São Paulo – State of São Paulo, May 4, 2011

Sellers:

ROGÉRIO ANTONIO

ISABELA CIANNI PORTUGAL

Buyer:

ARDENT MINES LIMITED
By: Leonardo Alberto Riera
Position: President and Chief Executive Officer

Intervening Party:

GOLD HILLS MINING LTDA.
By: Rogério Antonio and Isabela Cianni Portugal
Position: Managing Partners

Assignee:

CARLOS ALBERTO DE MELO LACERDA
OAB/RJ No. 28.266
CPF/MF No. 228.339.517-87

Witnesses:

1.________________________________	2. ________________________________
Name:	Name:
CPF/MF:	CPF/MF:
ID:	ID: